Exhibit 99.9

Deer Consumer Products, Inc. Announces Record First Quarter 2012 Financial Results, Affirms 2012 Financial Guidance

•	Q1/2012 revenue of $49.9 million, an increase of 44% from Q1/2011

•	Q1/2012 net income of $7.8 million, an increase of 35% from Q1/2011

•	Fully diluted earnings per share of $0.23, an EPS increase of 35% from Q1/2011

•	Anticipates favorable Chinese domestic consumer market environment for continued growth in 2012

•	Affirms 2012 Financial Guidance

Deer Consumer Products, Inc. (Nasdaq: DEER) (website: http://www.deerinc.com/), a leading provider of "DEER" branded household consumer products to Chinese consumers, announces today record financial results for the first quarter ended March 31, 2012.

Q1/2012 REVENUE

Our revenues for the three months ended March 31, 2012, were $49.9 million, an increase of $15.2 million, or 44%, from $34.7 million for the three months ended March 31, 2011. The increase in revenues resulted from our continued expansion of sales in the China domestic market. Deer currently has access to over 4,000 retail stores through which it distributes its products.

Q1/2012 GROSS PROFIT MARGIN

Our gross profit margin was approximately 31% for the three months ended March 31, 2012. In the first quarter of 2012, we continued to promote high value products and focus on middle and high-end customer groups. We have also continued to adjust our growth strategy to focus on China domestic sales, which offer higher profit margins.

Q1/2012 OPERATING EXPENSES

SG&A expenses for the three months ended March 31, 2012, were $5.4 million, an increase of $1.5 million, or 39%, from $3.9 million for the three months ended March 31, 2011. The increase was expected and was due to the hiring of additional direct sales staff and in-store product promoters to continue our revenue growth in China. Our advertising costs remained low during the first quarter of 2012, as expected, because we use factory representatives and in-store promoters to promote our products directly to consumers at retail locations, which is a standard marketing practice in the small household appliances industry in China. We believe our in-store promotion approach is highly effective because our products are marketed directly to consumers in the unique Chinese retail environment rather than through traditional mass media advertising channels where significant advertising expenses may be incurred without enhancing sales. According to a survey in the 2010 China Small Electronics Market Research Report, approximately 60% of Chinese consumers surveyed purchased small household appliances as a result of direct product introduction from in-store product promoters. Like other established domestic brands in China, our in-store promoters market our products exclusively and directly to in-store customer traffic. During the quarter, we also experienced an increase in R&D related expenses, as expected, in order to introduce new products to further expand our product offerings.

Q1/2012 NET INCOME

First quarter net income was $7.8 million, an increase of 35% from Q1/2011. Fully diluted earnings per share were $0.23, an EPS increase of 35% from Q1/2011.

$5.76 PER SHARE IN NET ASSETS, STRONG BALANCE SHEET, NO LONG-TERM DEBTS

Deer's shareholders' equity increased to approximately $193.4 million, or $5.76 per share in net assets, and we had more than $15.3 million in cash and equivalents at the end of the first quarter 2012, without any long-term debts. Deer has sufficient cash on hand to meet its liquidity requirements and has no current plan to dilute its shareholders.

MANAGEMENT COMMENTS ON 2012 FIRST QUARTER FINANCIAL RESULTS

Bill He, Chairman & CEO of Deer, commented: "Deer is pleased to report record first quarter 2012 financial results. In 2010, Deer entered China's domestic markets with a strong push by putting our “DEER” branded products on the shelves of retail locations across China. In 2012, Deer is continuing to expand its store presence across China while adding in-store promotional staff to further enhance its sales. Deer currently has access to approximately 4,000 retail locations across China and has developed a well-recognized brand by working with various retail channels.

We believe China remains the world's largest and fastest growing consumer retail market and has strong domestic demand for small household appliances. There are approximately 35,000 retail locations across China that Deer could potentially penetrate. Deer has significant growth potential in China."

CHINA DOMESTIC MARKET EXPANSION STRATEGIES

"Due to the unique retail environment in China, where more than 60% of consumers purchase small household products as a result of direct marketing push by in-store promotional staff, we will have significantly more in-store promotional staff in 2012, that will exclusively market “DEER” branded products directly to end consumers. We are positioning Deer to be a strategic platform for entering the local Chinese market, and we have built a strong “DEER” brand through our expansion in the Chinese market.

Chinese consumers have experienced relatively strong positive real income growth in recent years. We believe rising standards of living will result in increased demand for quality consumer goods, such as the small appliances sold by Deer. We plan to fully take advantage of this market opportunity by targeting our high quality products to these growing middle income Chinese consumers and providing exceptional customer service.

We expect our higher gross margins to continue over time due to our revenue being derived from the higher margin China domestic markets. We believe that we will be able to manage SG&A growth along with our significant revenue growth to maintain and enhance net profit margins."

GROWTH STRATEGIES

"In the short-term, we will continue building the solid reputation of our “DEER” branded products to be the number one food preparation appliances brand by 2013. We also plan to focus sales of our high margin products, including our dehumidifier, vacuum cleaner, water filters and air purifier, to first and second tier Chinese cities that are experiencing strong economic growth.

Over the course of the coming quarters, we plan to position ourselves as a high-end innovative brand in China and expand our 'DEER' brand to include complete integrated household appliance systems for the kitchen and bathroom.

We have also made significant progress on our Wuhu manufacturing plant facility, by breaking ground to complete our new manufacturing plant. We are pleased with our construction progress."

AFFIRMS 2012 FINANCIAL GUIDANCE

In 2012, Deer anticipates revenues from the high margin China domestic sales will continue. Deer affirms its 2012 revenue guidance of between $270 and $290 million, net income guidance of between $45 million and $47 million, and targets EPS (Earnings per Share) between $1.37 and $1.42.

3-YEAR INSIDER SHARE LOCKUP, TOTAL MANAGEMENT COMMITMENT

As disclosed previously, Deer's entire management team has voluntarily entered into 3-year share lockup agreements, which prohibit them from selling any shares to the general public through at least 2013. The lockup agreements represent approximately 47% of Deer's entire outstanding shares. Deer management's vested interests are aligned with those of Deer's public shareholders. Deer has been led by its original founders since the inception of its operating business 17 years ago.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17 year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, copyrights and approximately 1,000 staff, Deer is a leading provider of "DEER" branded consumer products to Chinese consumers. DEER's product lines include series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
Corporate Contact: Ms. Helen Wang, President Deer Consumer Products, Inc. Tel: 011-86-755-86028300 Email: investors@deerinc.com

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash & equivalents	$15,337,914	$13,961,434
Restricted cash	534,645	127,235
Accounts receivable	6,387,898	20,553,235
Deposits	88,723	1,153,019
Advances to suppliers	620,731	2,920,746
Other receivables	46,508	287,824
VAT receivable	9,227,463	8,562,076
Prepaid expense	952,902	952,902
Inventories	79,381,120	61,017,231

Total current assets	112,577,904	109,535,702

NON-CURRENT ASSETS
Advance for equipment purchase	101,143	844,964
Deposit for land use right	848,534	847,646
Property and equipment, net	35,329,674	36,137,609
Construction in progress	21,171,672	21,141,715
Intangible assets, net	35,748,608	35,895,528
Other receivable	317,710	-

Total noncurrent assets	93,517,341	94,867,462

TOTAL ASSETS	$206,095,245	$204,403,164

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$4,315,772	$7,977,167
Advance from customers	844,530	1,056,442
Income taxes payable	5,096,160	4,864,267
Other payables and accrued expenses	2,422,601	2,753,617
Dividend payable	-	1,679,628
Notes payable	-	692,821

Total current liabilities	12,679,063	19,023,942

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,592,562 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	33,593	33,593
Paid-in capital	91,187,584	91,187,584
Statutory reserve	9,985,566	9,157,606
Development fund	4,992,783	4,578,803
Accumulated other comprehensive income	14,983,829	14,769,957
Retained earnings	72,235,827	65,651,679

Total stockholders' equity	193,419,182	185,379,222

TOTAL LIABILITIES AND EQUITY	$206,098,245	$204,403,164

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	2012	2011

Revenue	$49,869,103	$34,676,146
Cost of revenue	34,349,861	24,719,201

Gross profit	15,519,242	9,956,945

Operating expenses
Selling	4,014,207	2,617,437
General and administrative	1,351,486	1,240,626

Total operating expenses	5,365,693	3,858,063

Income from operations	10,153,549	6,098,882

Non-operating income (expenses)
Interest income	311,440	62,535
Financial expense	(6,260)	-
Exchange loss	(36,162)	(116,123)
Other income (expenses), net	1,759	(38,298)
Subsidy income	236,230	999,232

Total non-operating income, net	507,007	907,346

Income before income tax	10,660,556	7,006,228
Income tax expense	2,834,468	1,212,282

Net income	7,826,088	5,793,946

Other comprehensive item
Foreign currency translation	213,872	1,476,410

Comprehensive Income	$8,039,960	$7,270,356

Basic weighted average shares outstanding	33,592,562	33,592,562

Diluted weighted average shares outstanding	33,592,562	33,592,562

Basic earnings per share	$0.23	$0.17

Diluted earnings per share	$0.23	$0.17

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(UNAUDITED)

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,826,088	$5,793,946
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation and amortization	1,057,048	703,455
Provision for inventory losses	114,355	-
Stock-based compensation	-	25,657
(Increase) decrease in current assets:
Accounts receivable	14,153,610	7,118,569
Advances to suppliers	2,862,987	713,336
Other receivables, prepayments, and deposits	1,309,945	(417,015)
Subsidy receivable	-	(480,460)
VAT receivable	(655,045)	-
Other assets	-	1,708
Inventories	(18,376,257)	(5,935,516)
Increase (decrease) in current liabilities:
Accounts payable	(3,486,665)	(9,154,319)
Unearned revenue	(212,577)	(711,755)
Taxes payable	228,815	(4,210,783)
Notes payable	(692,107)	(3,440,063)
Other payables and accrued expenses	(333,210)	(879,287)
Changes in noncurrent assets - other receivable	(317,050)	-

Net cash provided by (used in) operating activities	3,479,937	(10,872,527)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(406,430)	494,294
Acquisition of property & equipment	(28,801)	(728,682)
Refund of deposit on land use right	-	6,071,063
Construction in progress	(7,772)	(1,042,779)

Net cash (used in) provided by investing activities	(443,003)	4,793,896

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,679,628)	-

Net cash used in financing activities	(1,679,628)	-

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	19,174	315,663

NET DECREASE IN CASH & EQUIVALENTS	1,376,480	(5,762,968)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	13,961,434	33,956,591

CASH & EQUIVALENTS, END OF PERIOD	$15,337,914	$28,193,623

Supplemental Cash flow data:
Income tax paid	$2,639,188	$2,076,848
Interest paid	$-	$-